Exhibit 99.1

Hexion Specialty Chemicals, Inc. 180 East Broad Street Columbus, OH 43215 hexion.com	NEWS RELEASE

FOR IMMEDIATE RELEASE

Hexion Specialty Chemicals Announces Preliminary Second Quarter 2009 Results

COLUMBUS, Ohio – (July 23, 2009) – Hexion Specialty Chemicals, Inc. today announced preliminary results for the second quarter ended June 30, 2009.

Hexion expects to record sales of approximately $950 million, an operating loss of $(31) million to $(16) million and Segment EBITDA (earnings before interest, taxes, depreciation and amortization) of $87 million to $94 million in the second quarter of 2009. The Company’s operating loss is expected to reflect costs related to the terminated Huntsman Corporation merger agreement and litigation, as well as impairment charges and restructuring costs from the Company’s ongoing productivity program. (Note: Segment EBITDA is a non-GAAP financial measure and is defined and reconciled to the closest GAAP calculation later in this release.) As anticipated, second quarter 2009 volumes and sales were in line with results achieved in the first quarter of 2009, adjusted for seasonality. Sequential gains in second quarter 2009 Segment EBITDA reflected the impact of ongoing productivity actions, a modest increase in volumes and seasonality of the business.

The Company recorded revenues of $1.67 billion, an operating loss of $(107) million and Segment EBITDA of $131 million in the second quarter of 2008.

Hexion expects to be in compliance with all of the terms of its outstanding indebtedness, including the financial covenants, at the end of the second quarter of 2009.

Hexion estimates that its net debt was approximately $3.41 billion at June 30, 2009, down slightly from $3.45 billion at March 31, 2009. The Company also estimates that it had liquidity of approximately $420 million as of June 30, 2009, which is comprised of cash plus available borrowings under its credit facilities and includes an equity commitment from certain affiliates of Apollo Management.

Hexion previously announced that it was implementing multiple initiatives to reduce costs and improve efficiencies throughout its global operations. To further these efforts, the Company finalized plans during the second quarter of 2009 for approximately $60 million in additional productivity initiatives. Hexion estimates that the majority of the cost reduction activities will occur over the next 6 to 18 months.

“Second quarter 2009 volumes improved slightly when compared to the first quarter of 2009, increasing 4 percent sequentially, with modest improvement in monthly volumes as the quarter progressed. Second quarter 2009 volumes, however, remained 27 percent below year-ago levels,” said Craig O. Morrison, Chairman, President and CEO. “As a result, we continue to aggressively focus on the items we can directly control, such as driving our ongoing productivity initiatives, reducing our investment in working capital and taking other actions that strengthen the Company’s balance sheet and enhance liquidity.”

Hexion will file a more detailed press release regarding its second quarter 2009 results on Form 8-K, and will file its Form 10-Q for the period ended June 30, 2009, in mid August 2009, with an accompanying investor conference call to follow shortly thereafter.

Reconciliation of Segment EBITDA to Operating Income

Segment EBITDA is defined as EBITDA adjusted to exclude certain non-cash and certain non-recurring expenses. Segment EBITDA is the primary performance measure used by the Company’s senior management, the chief operating decision-maker and the board of directors to evaluate operating results and allocate capital resources among segments. Segment EBITDA is also the profitability measure used to set management and executive incentive compensation goals. Segment EBITDA is not intended to represent any measure of performance in accordance with generally accepted accounting principles, or GAAP, and the company’s calculation and use of this measure may differ from those of other companies. These non-GAAP measures should not be used in isolation or as a substitute for measures of performance or liquidity and should not be considered an alternative to operating income under GAAP for purposes of evaluating the Company’s results of operations, prepared in accordance with GAAP.

	Three months ended June 30, 2009		Three months ended June 30, 2008
	Low	High
Segment EBITDA	$87	$94	$131

Reconciliation:
Items not included in Segment EBITDA
Terminated merger costs and integration income (expense)	10	10	(175)
Non-cash charges	(47)	(45)	(7)
Other unusual items	(36)	(30)	(3)

Total adjustments	(73)	(65)	(185)
Earnings from unconsolidated entities	(1)	(1)	(1)
Net income attributable to noncontrolling interest	—	—	2
Depreciation and amortization	(44)	(44)	(54)

Operating loss	$(31)	$(16)	$(107)

Forward Looking Statements

Certain statements in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, the management of Hexion Specialty Chemicals, Inc. (which may be referred to as “Hexion,” “we,” “us,” “our” or the “Company”) may from time to time make oral forward-looking statements. Forward looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “will” or “intend” or similar expressions. Forward-looking statements reflect our current views about future events and are based on currently available financial, economic and competitive data and on our current business plans. Actual results could vary materially depending on risks and uncertainties that may affect our markets, services, prices and other factors as discussed in our 2008 Annual Report on Form 10-K and in our other filings with the Securities and Exchange Commission (SEC). Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: economic factors such as the current credit crises and economic downturn and their related impact on liquidity and the industry sectors we serve, or an interruption in the supply of or increased pricing of raw materials due to natural disasters; competitive factors such as pricing actions by our competitors that could affect our operating margins; and regulatory factors such as changes in governmental regulations involving our products that lead to environmental and legal matters as described in our 2008 Annual Report on Form 10-K and in our other reports filed with the SEC.

About Hexion Specialty Chemicals

Based in Columbus, Ohio, Hexion Specialty Chemicals serves the global wood and industrial markets through a broad range of thermoset technologies, specialty products and technical support for customers in a diverse range of applications and industries. Hexion Specialty Chemicals is controlled by an affiliate of Apollo Management, L.P. Additional information is available at www.hexion.com.

Contacts

Investors:

John Kompa

Director, Investor Relations

Hexion Specialty Chemicals

+1 614 225 2223

john.kompa@hexion.com

Media:

Peter F. Loscocco

Vice President, Public Affairs

Hexion Specialty Chemicals

+1 614 225 4127

peter.loscocco@hexion.com

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